Exhibit 99.1

FOR IMMEDIATE RELEASE

Patrick J. Haveron, CPA

Executive Vice President - Chief Executive Officer

Preserver Group, Inc.

95 Route 17 South

Paramus, NJ 07653

201-291-2112

E-mail: phaveron@preserver.com

PRESERVER GROUP COMMENCES CASH TENDER OFFER

FOR ANY AND ALL OF ITS SHARES AT $7.75 PER SHARE

                PARAMUS, New Jersey, January 15, 2002  - Preserver Group, Inc. (NASDAQ:  PRES) (“Company”) today commenced and is mailing to its shareholders its previously announced cash tender offer to purchase any and all of its shares of common stock at $7.75 per share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 14, 2002 and the related Letter of Transmittal (which together constitute the Offer).

                The Offer is conditioned upon a minimum number of 676,140 shares being tendered and certain other conditions. The Offer and withdrawal rights are scheduled to expire at 5:00 p.m., New York City time, on Thursday, February 14, 2002 unless the Offer is extended.  Approximately 1,101,510 shares of the Company’s Common Stock are owned by the public. The Executive Committee of the Company Board of Directors consists of Messrs. William E. Lobeck, Jr., Archer McWhorter and Alvin E. Swanner and they and their affiliates currently own the remaining 1,022,870 shares representing approximately 48 percent of the outstanding shares of Common Stock of the Company which they will not tender into the tender offer. The funding of the transaction of up to approximately $8.53 million is being advanced to the Company by Archer McWhorter and Alvin E. Swanner on an interest free basis.   Upon completion of the tender offer and conversion of the $8.53 million advance into non-voting capital stock, the Executive Committee and its affiliates would be expected to own 80% or more of the Company’s capital stock.

                Any shares of Company Common Stock held by the public not purchased in the tender offer would be cashed out at the same $7.75 per share price in a subsequent merger transaction with an affiliate of the Executive Committee.  As a result of the closing of this transaction, the Company would delist itself off the NASDAQ National Market and become a private company owned by the members of the Executive Committee and their affiliates.  There would not be any changes expected to be made to the Company’s capital structure at the completion of the transaction as Messrs. McWhorter and Swanner’s funding of the transaction would be converted into Company capital stock and the Company’s management team would continue to remain in place.

                An independent committee of independent directors of the Company Board reviewed and recommended approval of the offer by the full board of directors.  Company Board members, George P. Farley, Robert S. Fried and Malcolm Galatin, serve as the independent committee.

                Morrow & Co., Inc. is the Information Agent for the Offer and can be reached at (800) 607-0088.

                Neither the Company, its Board of Directors nor the Information Agent makes any recommendation as to whether any shareholder should participate in the Offer.

                Investors and shareholders are strongly advised to read the tender offer statement regarding the tender offer referred to in this press release when it becomes available, because it will contain important information about the Company’s present and future operations. The tender offer statement will be filed by the Company with the Securities and Exchange Commission (SEC).  Investors and security holders may obtain a free copy of these statements (when available) and other documents filed by Preserver Group, Inc. at the SEC’s web site at http://www.sec.gov.  The tender offer statement and related materials may be obtained for free by directing such requests to Preserver Group Investor Relations at 201-291-2112 or sharesv@preserver.com.

                The Preserver Insurance Group consists of Preserver Insurance Company, which writes small commercial and homeowners insurance presently in New Jersey, and Mountain Valley Indemnity Company, which writes small and mid-sized commercial insurance presently in New England and New York.  The Preserver Insurance Group is rated B++ (Very Good) by A.M. Best Company.  American Colonial Insurance Company plans to commence operations in New York in 2002, writing commercial lines in tandem with Mountain Valley.

                Motor Club of America Insurance Company writes personal automobile insurance in New Jersey and is rated B (Fair) by A.M. Best. Company.  North East Insurance Company writes personal automobile and small commercial lines insurance in the State of Maine and is rated B (Fair) by A.M. Best Company.

Forward-Looking Statement disclaimer.  This press release contains statements that are not historical facts and are considered “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995), which can be identified by terms such as “believes”, expects”, “may”, “will”, “should”, “anticipates”, the negatives thereof, or by discussions of strategy.  Certain statements are forward-looking statements that involve risks, uncertainties, opinions and predictions, and no assurance can be given that the future results will be achieved since events or results may differ materially as a result of risks facing the Company.  These include, but are not limited to, the cyclical nature of the property casualty insurance industry, the unpredictable and volatile nature of the New Jersey private passenger automobile insurance market which represents approximately 40% of the Company’s business, the impact of competition, product demand and pricing, claims development and the process of estimating reserves, the level of the Company’s retention’s, catastrophe and storm losses, legislative and regulatory developments, the status of Motor Club of America Insurance Company’s regulatory relief and its impact on the Company’s consolidated operations, changes in the ratings assigned to the Company by rating agencies, investment results, availability of reinsurance (particularly with regard to terrorism exposures), availability of dividends from the Company’s insurance company subsidiaries, investing substantial amounts in the Company’s information systems and technology, the ability of the Company’s reinsurers to pay reinsurance recoverables owed to the Company, the Company’s entry into new markets, the Company’s acquisition of North East Insurance Company on September 24, 1999, the Company’s acquisition of Mountain Valley Indemnity Company on March 1, 2000, the Company’s successful integration of these acquisitions, potential future tax liabilities related to an insolvent subsidiary and state regulatory and legislative actions which can affect the profitability of certain lines of  business and impede the Company’s ability to charge adequate rates, the issuer self tender offer announced herein and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

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THIS NEWS RELEASE IS ALSO AVAILABLE AT
WWW.PRESERVER.COM

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